Exhibit 99.1

Cotiviti Announces Fourth Quarter and Full Year 2017 Results

Fourth quarter revenue $176.7 million; full-year revenue $678.7 million

Fourth quarter net income $70.7 million; full-year net income $138.2 million

Fourth quarter net income per diluted share $0.74; full-year net income per diluted share $1.45

Fourth quarter non-GAAP adjusted net income1 per diluted share $0.47; full-year non-GAAP adjusted net income1 per diluted share $1.57

Fourth quarter non-GAAP adjusted EBITDA1 $77.6 million; full-year non-GAAP adjusted EBITDA1 $267.9 million

ATLANTA, GA, February 21, 2018. (BUSINESS WIRE) - Cotiviti Holdings Inc. (NYSE:COTV) (“Cotiviti”), a leading provider of payment accuracy and analytics-driven solutions primarily focused on the healthcare industry, today announced financial results for the three months and year ended December 31, 2017.   Cotiviti will host a conference call on February 22, 2018 at 8:30 a.m. Eastern Time to discuss results.

“In 2017, we extended our track record of delivering significant client value as we increased client solution adoption, added new revenue opportunities, and acquired a company focused on an adjacent dimension of healthcare waste,” said  Doug Williams, Chief Executive Officer.  “Through our leading analytics capabilities and execution, we generated almost $4 billion of savings for our healthcare and retail clients. We shared in this client value creation by generating 2017 revenue of $678.7 million and adjusted EBITDA of $267.9 million.”

“Investments made in 2017 create a strong foundation for future growth,” continued Williams.  “Our Go-to-Market investments have added significant new sources of growth opportunity over the past two years, including one new cross-sell that went live in fourth quarter 2017.  Investments in technology and analytics are driving growth through the ability to deploy models with deeper payment accuracy insights.  Data assets acquired with RowdMap will create additional opportunity to enhance payment accuracy solutions, as well as provide clients with insights from the risk-readiness platform.  I am enthusiastic about realizing our full potential.”

“Our growing revenue stream with existing and new clients provides significant financial and operational benefits,” said Brad Ferguson, Chief Financial Officer.  “Our ability to generate cash allowed us to de-lever in 2017 to 2.3 times net debt to adjusted EBITDA.  We ended 2017 with $165.5 million in cash and cash equivalents on our balance sheet and a $100 million line of credit, which gives us the financial flexibility to invest in the business, evaluate merger and acquisition partners, or opportunistically repurchase shares.  We plan to deploy capital strategically to achieve the best possible returns for clients and shareholders.”

Fourth Quarter 2017 Financial Results

•Total revenue for the quarter increased 5% to $176.7 million, compared to $167.9 million a year ago.  Revenue growth was driven by a 6% increase in the Healthcare segment, including RowdMap, to $157.6 million, with the Global Retail and Other segment contributing $19.1 million, a 2% decrease compared to the same period a year ago. Healthcare revenue benefitted from strong growth in Retrospective Claims Accuracy (RCA), which grew 15% in the quarter, partially offset by a 13% decline in Prospective Claims Accuracy (PCA) from the fourth quarter 2016.  Fourth quarter PCA revenue was offset by an increase of approximately $7.0 million in the refunds and appeals liability.

•Net income increased 179% to $70.7 million, or $0.74 per diluted share for the quarter, compared to $25.3 million in the 2016 fourth quarter, or $0.27 per diluted share.  Fourth quarter 2017 net income was favorably impacted by the increase in total revenue and a $45.0 million net tax benefit as a result of the tax reform enacted in December 2017.

•Non-GAAP adjusted net income for the quarter was $44.4 million, or $0.47 per diluted share, compared to $37.2 million, or $0.39 per diluted share for the quarter a year ago.

•Non-GAAP adjusted EBITDA for the quarter was $77.6 million, a 21% increase compared to $64.4 million for the quarter a year ago.

Full-Year 2017 Financial Results

•Total revenue for the full-year 2017 increased 9% to $678.7 million compared to $625.2 million for the same period a year ago.  Revenue growth was driven by a 10% increase in the Healthcare segment, including RowdMap, to $605.2 million, with the Global Retail and Other segment contributing $73.4 million, essentially flat with 2016.

•Net income increased 183% to $138.2 million, or $1.45 per diluted share, compared to $48.9 million, or $0.55 per diluted share in 2016.

•Non-GAAP adjusted net income increased 20% to $149.2 million, or $1.57 per diluted share, compared to $124.3 million, or $1.40 per diluted share in 2016.

•Non-GAAP adjusted EBITDA increased 12% to $267.9 million, compared to $239.7 million in 2016.

CMS RAC Contract Expiration

Our original Medicare RAC contract with CMS expired on January 31, 2018. We accrue an estimated liability for appeals based on the amount of fees that are subject to appeals, closures or other adjustments and those which we estimate are probable of being returned to CMS following a successful appeal by the providers. Our estimates are based on our historical experience with the Medicare RAC appeal process. In connection with the expiration of the contract, we determined that we have no obligation to CMS with respect to any appeals resolved in the providers’ favor after the expiration date and, in addition, we believe that we have no obligation to CMS in connection with the hospital settlement processes. Accordingly, we expect to release at least $32 million of the total $56 million liability as of December 31, 2017 during the first quarter 2018. This will increase first quarter 2018 revenue by an amount equal to the total liability released. We continue to assess the remaining estimated liability for refunds and appeals to determine management’s best estimate of any appeals overturned prior to the expiration of the contract term.

2018 Guidance

Cotiviti estimates full year 2018 results (excluding the impact of any appeals liability release related to the expiration of our original Medicare RAC contract on January 31, 2018) as follows:

•Total revenue in a range of $740 million to $775 million;

•Net income in a range of $105 million to $120 million;

•Adjusted EBITDA1 in a range of $295 million to $310 million;

•Estimated effective tax rate of approximately 25%, excluding the impact of stock option exercises, restricted stock units and non-deductible stock-based compensation; and

•Fully diluted weighted average shares of approximately 96 million, assuming no additional share repurchases.

1Adjusted EBITDA, adjusted net income, and adjusted net income per diluted share are non-GAAP financial measures.  For an explanation of these as measures of the Company’s operating performance, refer to the reconciliation in “Non-GAAP Financial Measures.”

Conference Call Information

To participate in the conference call on February 22, domestic callers can dial (877) 883-0383 and international callers can dial (412) 902-6506 and provide the following conference passcode: 2388885.  A webcast of the call will be accessible on the Investor page of Cotiviti’s website at http://investors.cotiviti.com.

Supplemental Financial Information

Supplemental financial information that is not part of this press release is available on the Investor page of Cotiviti’s website at http://investors.cotiviti.com.

About Cotiviti

Cotiviti is a leading provider of payment accuracy and analytics-driven solutions that helps payers, other risk-bearing healthcare organizations and retailers achieve their business objectives.  Through a combination of analytics, technology and deep industry expertise, our solutions create insights that unlock value from the complex interactions between clients and their stakeholders.  Cotiviti serves a majority of the top 25 U.S. healthcare payers and a majority of the top 10 U.S. retailers.  Cotiviti’s passion for creating unique client value drives our focus – Analytics. Insight. Value.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this press release are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “seek,” “plan,” “intend,” “believe,” “will,” “may,” “could,” “continue,” “likely,” “should,” and other words.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. These statements are not guarantees of performance or results. These assumptions and our future performance or results involve risks and uncertainties (many of which are beyond our control). Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: system interruptions or failures, including cyber-security breaches, identity theft or other disruptions that could compromise our information; our inability to successfully leverage our existing client base by expanding the volume of claims reviewed and cross-selling additional solutions; our clients declining to renew their agreements with us or renewing at lower performance fee levels; our failure to innovate and develop new solutions for our clients; delays in implementing our solutions; our failure to maintain or upgrade our operational platforms; inability to develop new clients; improvements to healthcare claims and retail billing processes reducing the demand for our solutions or rendering our solutions unnecessary; loss of a large client; early termination provisions in our contracts; our failure to accurately estimate the factors upon which we base our contract pricing; our inability to manage our relationships with information suppliers, software vendors or utility providers; our inability to protect our intellectual property rights, proprietary technology, information, processes and know-how; our inability to execute our business plans including our inability to manage our growth; our inability to successfully integrate and realize synergies from any future acquisitions or strategic partnerships; our inability to realize the book value of intangible assets; our being required to pay significant refunds to CMS under our Medicare RAC contracts or significant changes to the Medicare RAC program; declines in contracts awarded through competitive bidding or our inability to re-procure contracts through the competitive bidding process; our success in attracting and retaining qualified employees and key personnel; our inability to expand our retail business; fluctuations in our results of operations; our failure to maintain effective internal controls; litigation, regulatory or dispute resolution proceedings, including claims or proceedings related to intellectual property infringements or claims not covered by insurance; healthcare spending fluctuations; consolidation among healthcare payers or retailers; slow development of the healthcare payment accuracy market; negative publicity concerning the healthcare payment industry or patient confidentiality and privacy; significant competition for our solutions; risks associated with international operations; general economic, political and market forces and dislocations beyond our control; variations in our revenue between reporting periods due to timing issues; our failure to comply with applicable federal, state, local and international privacy, security and data laws, regulations and standards; changes in regulations governing healthcare administration and policies, including governmental restrictions on the outsourcing of functions such as those that we provide; changes in tax laws and rules or in their interpretation or enforcement; the timing and magnitude of shares purchased under our share repurchase program; risks related to our substantial indebtedness and holding company structure; volatility in bank and capital markets; and provisions in our amended and restated certificate of incorporation. Additional factors or events that could cause our actual performance to differ from these forward-looking statements may emerge from time to time, and it is not possible for us to predict all of them. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual financial condition, results of operations, future performance and business may vary in material respects from the performance projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures

The Company defines Adjusted EBITDA as net income before depreciation and amortization, interest expense, other non-operating (income) expense such as foreign currency transaction gains and losses, income tax expense, impairment of intangible assets, loss on extinguishment of debt, transaction-related expenses and other and stock-based compensation.  The Company defines Adjusted Net Income and Adjusted Net Income per Diluted Share as net income adjusted for non-cash and other non-recurring items.

Management believes Adjusted EBITDA is useful because it provides meaningful supplemental information about our operating performance and facilitates period-to-period comparisons without regard to our financing methods, capital structure or other items that we believe are not indicative of our ongoing operating performance.  Management believes Adjusted Net Income is useful because it provides meaningful supplemental information about our operating performance and facilitates period-to-period comparisons without regard to non-cash expenses and other items that are one-time in nature.  In order to assure that all investors have access to similar data the Company has determined that it is appropriate to provide these non-GAAP financial measures.  Management believes we are enhancing investors’ understanding of our business and our results of operations, as well as assisting them in evaluating how well we are executing our strategic initiatives.  Adjusted EBITDA and Adjusted Net Income are intended as supplemental measures of our performance that is not required by, or presented in accordance with U.S. generally accepted accounting principles, or GAAP.  Adjusted EBITDA and Adjusted Net Income are not determined in accordance with GAAP, and should not be considered in isolation or as an alternative to net income, income from operations, net cash provided by operating, investing or financing activities or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP.

Cotiviti Holdings, Inc.

Consolidated Balance Sheets

(In thousands)

	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$165,518	$110,635
Restricted cash	11,383	9,103
Accounts receivable, net of allowance for doubtful accounts of $176 and $851 at December 31, 2017 and 2016, respectively; and net of estimated allowance for refunds and appeals of $35,434 and $41,020 at December 31, 2017 and 2016, respectively	83,756	67,735
Prepaid expenses and other current assets	15,314	14,957
Total current assets	275,971	202,430
Property and equipment, net	77,340	67,640
Goodwill	1,251,364	1,196,024
Intangible assets, net	492,040	533,305
Other long-term assets	2,514	2,864
TOTAL ASSETS	$2,099,229	$2,002,263
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$18,000	$18,000
Customer deposits	11,383	9,103
Accounts payable and accrued other expenses	25,906	23,162
Accrued compensation costs	42,725	58,589
Estimated liability for refunds and appeals	61,607	62,539
Total current liabilities	159,621	171,393
Long-term liabilities:
Long-term debt	749,618	762,202
Other long-term liabilities	5,474	8,799
Deferred tax liabilities	83,048	120,533
Total long-term liabilities	838,140	891,534
Total liabilities	997,761	1,062,927
Commitments and contingencies
Stockholders' equity:
Common stock ($0.001 par value; 600,000,000 shares authorized, 92,299,294 and 90,748,740 issued, and 92,299,294 and 90,741,340 outstanding at December 31, 2017 and 2016, respectively)	92	91
Additional paid-in capital	933,710	911,582
Retained earnings	172,120	33,917
Accumulated other comprehensive loss	(4,454)	(6,156)
Treasury stock, at cost (7,400 shares at December 31, 2016)	—	(98)
Total stockholders' equity	1,101,468	939,336
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,099,229	$2,002,263

Cotiviti Holdings, Inc.

Consolidated Statements of Comprehensive Income

(Quarterly results unaudited, in thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net revenue	$176,729	$167,912	$678,661	$625,162
Cost of revenue (exclusive of depreciation and amortization, stated separately below):
Compensation	52,876	62,338	226,439	229,601
Other costs of revenue	5,203	4,836	24,688	22,167
Total cost of revenue	58,079	67,174	251,127	251,768
Selling, general and administrative expenses (exclusive of depreciation and amortization, stated separately below):
Compensation	28,732	22,341	108,151	97,123
Other selling, general and administrative expenses	18,869	15,409	68,361	59,561
Total selling, general and administrative expenses	47,601	37,750	176,512	156,684
Depreciation and amortization of property and equipment	8,036	5,287	25,577	20,151
Amortization of intangible assets	14,459	15,200	59,606	60,818
Transaction-related expenses	54	879	2,219	1,788
Impairment of intangible assets	1,322	—	1,322	—
Total operating expenses	129,551	126,290	516,363	491,209
Operating income	47,178	41,622	162,298	133,953
Other expense (income):
Interest expense	8,816	8,308	34,876	48,653
Loss on extinguishment of debt	—	—	3,183	16,417
Other non-operating (income) expense	(733)	(168)	(2,191)	(939)
Total other expense (income)	8,083	8,140	35,868	64,131

Income before income taxes	39,095	33,482	126,430	69,822
Income tax (benefit) expense	(31,573)	8,190	(11,773)	20,970
Net income	$70,668	$25,292	$138,203	$48,852
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(18)	(266)	924	(923)
Change in fair value of derivative instruments	346	249	778	(366)
Total other comprehensive income (loss)	328	(17)	1,702	(1,289)
Comprehensive income	$70,996	$25,275	$139,905	$47,563

Earnings per share:
Basic	$0.77	$0.28	$1.50	$0.57
Diluted	0.74	0.27	1.45	0.55

Cotiviti Holdings, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended
	December 31,
	2017	2016
Cash flows from operating activities:
Net income	$138,203	$48,852
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(41,641)	(7,735)
Depreciation and amortization	85,183	80,969
Stock-based compensation expense	16,873	22,954
Amortization of debt issuance costs	2,893	4,278
Accretion of asset retirement obligations	194	186
Loss on impairment of intangible assets	1,322	—
Loss on extinguishment of debt	3,183	16,417
Changes in operating assets and liabilities:
Restricted cash	(2,280)	1,638
Accounts receivable	(13,494)	11,121
Other assets	1,232	7,217
Customer deposits	2,280	(1,638)
Accrued compensation	(16,072)	15,687
Accounts payable and accrued other expenses	(2,402)	(4,821)
Estimated liability for refunds and appeals	(932)	(5,236)
Other long-term liabilities	413	109
Other	148	(827)
Net cash provided by operating activities	175,103	189,171
Cash flows from investing activities:
Expenditures for property and equipment	(37,274)	(35,213)
Business combinations, net of cash acquired	(69,992)	—
Other investing activities	—	1,181
Net cash used in investing activities	(107,266)	(34,032)
Cash flows from financing activities:
Net proceeds from issuance of common stock	—	226,963
Proceeds from issuance of common stock under equity plans	15,340	4,243
Proceeds from issuance of debt	—	800,000
Dividends paid	—	(150,000)
Repurchase of common stock	(10,000)	—
Payment of debt issuance costs	(661)	(7,131)
Repayment of debt	(18,000)	(1,067,350)
Net cash used in financing activities	(13,321)	(193,275)
Effect of foreign exchanges on cash and cash equivalents	367	(594)
Net increase (decrease) in cash and cash equivalents	54,883	(38,730)
Cash and cash equivalents at beginning of period	110,635	149,365
Cash and cash equivalents at end of the period	$165,518	$110,635
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$28,452	$25,359
Cash paid for interest	29,601	43,227
Noncash investing activities (accrued property and equipment purchases)	5,912	8,163

Reconciliation of Net Income to Adjusted EBITDA

(Unaudited, in thousands)

	Three Months Ended			Year Ended
	December 31,		Percent	December 31,		Percent
	2017	2016	Change	2017	2016	Change
Net income	$70,668	$25,292	179%	$138,203	$48,852	183%
Adjustments to net income:
Depreciation and amortization	22,495	20,487	10%	85,183	80,969	5%
Impairment of intangible assets(a)	1,322	—	NM	1,322	—	NM
Interest expense	8,816	8,308	6%	34,876	48,653	(28)%
Other non-operating (income) expense(b)	(733)	(168)	336%	(2,191)	(939)	133%
Income tax (benefit) expense	(31,573)	8,190	(485)%	(11,773)	20,970	(156)%
Transaction-related expenses and other(c)	54	879	(94)%	2,219	1,788	24%
Stock-based compensation(d)	6,583	1,410	367%	16,873	22,954	(26)%
Loss on extinguishment of debt(e)	—	—	NM	3,183	16,417	(81)%
Adjusted EBITDA	$77,632	$64,398	21%	$267,895	$239,664	12%
% of revenue	43.9%	38.4%		39.5%	38.3%

(a)

Represents an impairment related to our customer relationship intangible asset during the three and twelve months ended December 31, 2017 as a result of the loss of a retail client in the United Kingdom.

(b)

Represents other non‑operating (income) expense that consists primarily of interest income and gains and losses on transactions settled in foreign currencies. Income received for certain sub‑leases is included herein.

(c)

Represents transaction‑related expenses that consist primarily of certain expenses associated with our secondary offerings and our Initial Public Offering and other offering costs in 2016 as well as certain corporate development activity, including the RowdMap Acquisition.

(d)

Represents expense related to equity incentive awards granted to certain employees, officers and non‑employee directors as long‑term incentive compensation and restricted stock issued in connection with the RowdMap Acquisition. We recognize the related expense for these awards ratably over the vesting period or as achievement of performance criteria become probable.

(e)

Represents loss on extinguishment of debt that consists primarily of fees paid and write‑offs of unamortized debt issuance costs and original issue discount in connection with the 2017 repricing of our First Lien Term B Loans, the 2016 early repayment of a portion of our long-term debt and the 2016 refinancing of our long-term debt.

Reconciliation of Net Income to Adjusted Net Income

(Unaudited, in thousands)

	Three Months Ended			Year Ended
	December 31,		Percent	December 31,		Percent
	2017	2016	Change	2017	2016	Change
Net income	$70,668	$25,292	179%	$138,203	$48,852	183%
Adjustments to net income:
Amortization of acquired intangible assets - non tax deductible	11,401	10,401	10%	43,396	41,607	4%
Amortization of acquired intangible assets - tax deductible	3,058	4,799	(36)%	16,210	19,211	(16)%
Impairment of intangible assets(a)	1,322	—	NM	1,322	—	NM
Loss on extinguishment of debt(b)	—	—	NM	3,183	16,417	(81)%
Transaction-related expenses and other(c)	54	879	(94)%	2,219	1,788	24%
Stock-based compensation - non tax deductible(d)	4,696	—	NM	8,662	—	NM
Stock-based compensation - tax deductible(e)	1,887	1,410	34%	8,211	22,954	(64)%
Tax effect of above adjustments(f)	(2,381)	(1,624)	47%	(10,992)	(22,573)	(51)%
Tax benefit related to stock option exercises	(1,310)	(4,000)	(67)	(16,184)	(4,000)	305
Tax benefit related to impact of Tax Cuts and Jobs Act(g)	(45,019)	—	NM	(45,019)	—	NM
Adjusted Net Income	$44,376	$37,157	19%	$149,211	$124,256	20%

Weighted average shares of common stock - Diluted (000s)	95,008	94,071	1%	95,096	88,578	7%

Adjusted Net Income per diluted share	$0.47	$0.39	18%	$1.57	$1.40	12%

(a)

Represents an impairment related to our customer relationship intangible asset during the three and twelve months ended December 31, 2017 as a result of the loss of a retail client in the United Kingdom.

(b)

Represents loss on extinguishment of debt that consists primarily of fees paid and write‑offs of unamortized debt issuance costs and original issue discount in connection with the 2017 repricing of our First Lien Term B Loans, the 2016 early repayment of a portion of our long-term debt and the 2016 refinancing of our long-term debt.

(c)

Represents transaction‑related expenses that consist primarily of certain expenses associated with our secondary offerings and our Initial Public Offering and other offering costs in 2016 as well as certain corporate development activity, including the RowdMap Acquisition.

(d)

Represents expense related to restricted stock issued in connection with the RowdMap Acquisition. We recognize the related expense for these awards ratably over the vesting period or as achievement of performance criteria become probable.

(e)

Represents expense related to equity incentive awards granted to certain employees, officers and non‑employee directors as long‑term incentive compensation. We recognize the related expense for these awards ratably over the vesting period.

(f)

This line represents the tax impact of the amortization of acquired intangible assets - tax deductible, impairment of intangible assets, loss on extinguishment of debt and stock-based compensation – tax deductible. The tax rate assumed is 38% for the year ended December 31, 2017 and 2016, respectively.

(g)	Represents the net tax benefit related to the enactment of the Tax Cut Jobs Act on December 22, 2017 primarily related to the revaluation of our deferred tax liabilities.

Adjusted EBITDA 2018 Guidance Reconciliation

(Unaudited, in millions)

	2018 Guidance Range
	Low	High
Net income(a)	$105	$120
Adjustments to net income:
Depreciation and amortization	90	90
Interest expense	40	35
Other non-operating (income) expense(b)	(1)	(2)
Income tax expense(c)	36	41
Stock-based compensation(d)	25	26
Transaction-related expenses and other	-	-
Loss on extinguishment of debt	-	-
Adjusted EBITDA	$295	$310

(a)	Net income does not reflect the impact of any appeals liability release related to the expiration of our Medicare RAC contract on January 31, 2018.
(b)

Represents other non-operating (income) expense that consists primarily of interest income and gains and losses on transactions settled in foreign currencies. Income received for certain sub-leases is included herein.

(c)	Income tax expense for 2018 assumes an effective tax rate of approximately 25% excluding the impact of the benefit related to any stock option exercises.
(d)

Represents expense related to equity incentive awards granted to certain employees, officers and non-employee directors as long-term incentive compensation and restricted stock issued in connection with the RowdMap Acquisition. We recognize the related expense for these awards ratably over the vesting period or as achievement of performance criteria become probable.

Investor and Media Contact:

Cotiviti Holdings, Inc.

Jennifer DiBerardino

Vice President, Investor Relations

203-642-0718

Investor.Relations@cotiviti.com

Media@cotiviti.com